Cardinal Ethanol News

Fueling energy independence.

December 2019

Harvest 2019—That's a Wrap!

To say this crop year has been challenging is an understatement. Heavy rains early and often during the "normal" planting season delayed much of the planting well into June for a vast majority of grain producers. In fact, many grain producers weren't even able to get all of their normal acres planted in time. There were a lot of differing opinions throughout the growing season and into harvest of just how many acres were actually planted and more importantly, how many of those acres would be harvested and would the crop even have time to mature. These concerns all had a negative effect on corn prices. After we finally did get the crop planted, the weather was almost ideal for crop development and what could have been a devastating crop year, actually turned out better than expected. Yes, harvest was later than normal, yields and bushels were down, and grain moistures were higher than we've seen for some time, but in the end, harvest progressed smoothly through a somewhat extended harvest season. Now the team will focus on maintaining inventory levels, assessing operational efficiencies that can be implemented, and working to ensure the plant is producing at its optimal run rate.

A Record Year for Efficiency at Cardinal Ethanol

The last quarter of our fiscal year was a quarter to remember at Cardinal. Operationally, we broke four records for production metrics. Records were set for most ethanol gallons produced, lowest natural gas usage per gallon, most pounds of corn oil produced and most DDGS made within the quarter. Management and the rest of the Cardinal team strived to run the plant as efficiently as possible, especially during a year when we faced such tough operating margins.

Estimated Taxable Income Per Unit for Calendar Year 2019

As we mentioned in the Member Distribution letter you received in May, Cardinal Ethanol is a limited liability company that, for income tax purposes, passes its taxable income to its members. This means that each unit holder must report their prorated share of Cardinal's taxable income on their personal tax return.

As an aid to you for your 2019 tax planning, we are providing an ESTIMATE of company taxable income for the calendar year ending December 31, 2019. This ESTIMATE is not a guarantee of future results; it is only our best prediction and involves numerous assumptions, risks and uncertainties. Our actual results may differ.

Our tax year is a calendar year, unlike our fiscal (financial) year. Thus, we have only ten months of actual financial results to make our estimate. Based on our preliminary financial results though, we anticipate you may have approximately $150 to $500 per membership unit of taxable income reported to you on your 2019 K-1 form for those of you that have held your units for the entire year. To determine the amount of the taxable income from Cardinal Ethanol, you will multiply the number of membership units you own times the above estimate.

For example, 4 units x $150 per membership unit = $600 taxable income from Cardinal Ethanol. If you owned your membership units or a portion of them for less than the entire calendar year, your share of company taxable income for those units will be pro-rated to you based on the number of days that you owned the units in 2019.

The tax law affecting limited liability companies can be complex. Also, each of you will have a different tax situation and the amount you may owe will depend on that situation. Thus, it is extremely important, and we recommend, that you engage a highly qualified tax professional with experience in the complexities of pass-through entities to assist you with your taxes.

This ESTIMATE of taxable income allocation does NOT represent the amount of the cash distribution you can expect.

Distributions

Given the economic outlook for the ethanol industry for the next several months, as discussed in previous newsletters, on November 19, 2019 the Board voted not to make a distribution to members. Remember to keep us updated with your current contact information so that we can get any and all information to you efficiently. When you call our office with any investor related questions, you will want to speak with Bill Dartt or Ashleigh Lawrence.

Fiscal Year Ended September 30, 2019 Financial Results

Below are the condensed income statements and balance sheets from our annual report filed on Form 10-K for the fiscal year ended September 30, 2019. Some of the highlights and key information from the quarter include:

- Net (loss) was approximately $6.599 million or about ($452) per unit for the fiscal year ended September 30, 2019.
- We experienced a small increase in ethanol gallons sold of approximately 0.1% for the fiscal year ended September 30, 2019 as compared to the same period in 2018 resulting

primarily from increased ethanol production rates. This increase was offset by lower production during the first quarter of fiscal year 2019.

- The average price per gallon of ethanol sold for the fiscal year ended September 30, 2019 was approximately 0.8% lower than our average price per gallon sold in the same period in 2018 due to industry wide production in excess of demand, coupled with trade disputes with China, Mexican and the European Union.
- We sold approximately 3.6% more DDGS tons in the fiscal year ended September 30, 2019 compared to the same period in 2018.
- DDGS prices were down approximately 2.3% for the fiscal year ended September 30, 2019 compared to the same period in 2018.
- Corn oil prices were approximately 4% higher for the fiscal year ended September 30, 2019 as compared to fiscal year 2018.
- Our revenues from soybean sales decreased in the fiscal year ended September 30, 2019 as compared to the same period in 2018. This decrease is primarily a result of a decrease in bushels sold of approximately 3.42% and a decrease in the average price per bushel sold of approximately 9.27%. These decreases are primarily due to the soybean carryout for the fiscal year and trade disputes with China.
- Corn prices increased 8.8% for the fiscal year ended September 30, 2019 compared to the same period in 2018, primarily due to concerns regarding the crop condition caused by substandard spring planting and unfavorable growing conditions.
- We used approximately 0.5% less natural gas for the fiscal year ended September 30, 2019 as compared with the same period in 2018, resulting primarily from improved efficiencies in ethanol production levels.
- During the fiscal year ended September 30, 2019, our costs associated with the procurement of soybeans were about 9.8% lower compared to the same period in 2018 primarily due to continued pressure from increased tariffs with China and a plentiful 2018 harvest.

4th Quarter 2019 Financial Results *

Statements of Operations (Twelve Months Ended)		
	9/30/2019	*9/30/2018*
Revenues	$ 260,669,352	$ 266,858,452
Cost of Goods Sold	260,633,708	251,670,473
Gross Profit	35,644	15,187,979
Operating Expenses	6,938,893	6,778,756
Operating Income (Loss)	(6,903,249)	8,409,223
Other Income (Expense)	304,336	(778,158)
Net Income (Loss)	$ (6,598,913)	$ 7,631,065
Net Income (Loss) Per Unit	$ (452)	$ 522
Balance Sheets		
	9/30/2019	*9/30/2018*
Assets	$ 137,551,637	$ 144,594,876
Current Liabilities	$ 18,821,283	$ 16,941,813
Long Term Debt	$ 6,451,671	$ 7,314,867
Member's Equity	$ 112,278,683	$ 120,338,196
Total Liabilities & Member's Equity	$ 137,551,637	$ 144,594,876
Book Value Per Share	$ 7,687	$ 8,239

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Cardinal's Biggest Assets



This quarter's employee spotlight is on our grain merchandising team. This group of individuals works hard to build strong relationships with our farmer producers and commercial vendors in order to procure and sell the commodities needed to operate the Company as cost efficiently as possible. They strive to excel in customer service and are usually one of the cheerful voices you hear when you call. Their dedication to cultivating customer relationships is a great asset to the company.

This sharp group of individuals works under Commodity Manager, Casey Bruns. Pictured left to right; Stephanie Ingle has been with the Company since it began operations in 2008. Stephanie specializes in logistics, but also contributes to the grain merchandising process. Ben Brumfield, a Randolph County native, has been with Cardinal since 2018. Andrew Haun came to Cardinal from Columbus, OH and is our newest face in the merchandising team. Deryl Wilson has been the mainstay of the merchandising group, procuring grain for Cardinal and offering customer solutions since 2010. Each individual brings a great amount of knowledge in the agricultural arena to the Company and together, make up a specialized grain merchandising team.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.